Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLACKBAUD, INC.,

EUCALYPTUS ACQUISITION CORPORATION AND

KINTERA, INC.

Dated as of May 29, 2008

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TABLE OF CONTENTS

(CONTINUED)

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TABLE OF CONTENTS

(CONTINUED)

		Page
Section 9.8	Specific Performance	46
Section 9.9	Governing Law	46
Section 9.10	Jurisdiction	46
Section 9.11	Waiver of Jury Trial	46

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ANNEXES, EXHIBITS & SCHEDULES

Annexes:

ANNEX A	Conditions to the Offer

Exhibits:

EXHIBIT A	Tender and Support Agreement
EXHIBIT B	Certificate of Merger

Schedules:

Company Schedule of Exceptions

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 29, 2008 (the “Execution Date”), among BLACKBAUD, INC., a Delaware corporation (“Parent”), EUCALYPTUS ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and KINTERA, INC., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub make a cash tender offer (as it may be amended from time to time, the “Offer”) to acquire all of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”), including the associated Company Rights, for $1.12 per Company Share (such amount, or any greater amount per Company Share paid pursuant to the Offer, the “Per Share Amount”) net to the holder thereof in cash, on the terms and subject to the conditions of this Agreement and the Offer;

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Per Share Amount, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (a) determined that the Offer is fair to, and in the best interests of, the Company’s stockholders; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the “Transactions”); and (c) resolved and agreed to recommend, subject to the provisions set forth herein, that holders of Company Shares tender their Company Shares pursuant to the Offer and (to the extent necessary) adopt this Agreement and approve the Merger;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared advisable this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company’s directors and executive officers, and certain of the Company’s stockholders, are entering into a Tender and Support Agreement with Parent and Merger Sub substantially in the form attached as Exhibit A (the “Tender and Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following capitalized terms as used herein shall have the meanings ascribed to them in this Article I:

“Acquisition Agreement” has the meaning set forth in Section 6.10(b)(i) of this Agreement.

“Affiliate” means (i) any holder of 10% or more of the Company Common Stock (measured on a fully diluted basis), (ii) any director, or executive officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by, or is under common control with, the Company or (iv) any member of the immediate family of any such Persons.

“Balance Sheet Date” has the meaning set forth in Section 4.6(d) of this Agreement.

“Benefit Plans” has the meaning set forth in Section 4.11(b) of this Agreement.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Diego, California.

“Certificate” has the meaning set forth in Section 3.6(c) of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Change in Recommendation” has the meaning set forth in Section 6.10(b)(i) of this Agreement.

“Change of Control Payments” has the meaning set forth in Section 4.16 of this Agreement.

“Claim” has the meaning set forth in Section 6.7(b) of this Agreement.

“Closing” has the meaning set forth in Section 3.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 3.2 of this Agreement.

“COBRA” has the meaning set forth in Section 4.11(f) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth at the beginning of this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” has the meaning set forth in Section 4.1(b) of this Agreement.

“Company Certificate” has the meaning set forth in Section 4.1(b) of this Agreement.

“Company Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Company Schedule of Exceptions” has the meaning set forth in the introductory paragraph to Article IV.

“Company ESPP” shall mean the Company’s 2003 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” has the meaning set forth in Section 4.12(a) of this Agreement.

“Company License Agreements” has the meaning set forth in Section 4.12(i).

“Company Material Adverse Effect” means any fact, event, circumstance or effect, other than any Excluded Matters, that (i) is material and adverse to the business, the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

“Company Option” has the meaning set forth in Section 3.7(a) of this Agreement.

“Company Option Plans” means the Company’s Amended and Restated 2003 Equity Incentive Plan, 2000 Stock Option Plan, as amended, and Amended and Restated 2004 Equity Incentive Plan (Fundware).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.12(a) of this Agreement.

“Company Preferred Stock” has the meaning set forth in Section 4.2(a) of this Agreement.

“Company Products” has the meaning set forth in Section 4.12(d) of this Agreement.

“Company Representatives” has the meaning set forth in Section 6.5 of this Agreement.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.12(a) of this Agreement.

“Company Rights” has the meaning set forth in Section 4.2(a) of this Agreement.

“Company Rights Agreement” has the meaning set forth in Section 4.2(a) of this Agreement.

“Company Shares” has the meaning set forth in the Recitals of this Agreement.

“Company Stockholder Approval” has the meaning set forth in Section 4.3(a) of this Agreement.

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a) of this Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving the Company; (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Company Subsidiary equal to or greater than fifteen percent (15%) of the number of such shares outstanding before such acquisition; or (iii) the acquisition by any Person in any manner, directly or indirectly, of assets that constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company, in each case other than the Transactions.

“Company Warrant” has the meaning set forth in Section 3.8 of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.5 of this Agreement.

“Contaminants” has the meaning set forth in Section 4.12(n) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.7(c) of this Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.9 of this Agreement.

“Effective Time” has the meaning set forth in Section 3.2 of this Agreement.

“Environmental Laws” means, whenever in effect, all Laws, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, workplace health and safety, and pollution or protection of the environment.

“ERISA” has the meaning set forth in Section 4.11(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matters” means any one or more of the following: (i) changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity, (ii) changes in United States generally accepted accounting principles, (iii) general changes in economic conditions or general changes in the industry in which the Company operates generally, (iv) changes in general financial or capital market conditions, including interest rates or currency exchange rates, or changes therein, (v) a change in the market price or trading volume of the Company Common Stock, in and of itself, (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vii) earthquakes, hurricanes, other natural disasters or acts of God, (viii) changes resulting from the execution and delivery of the Merger Agreement or the consummation of any of the Transactions contemplated thereby, or the public announcement of the Merger Agreement, including (1) the loss or departure of officers or other employees of the Company or any of its Subsidiaries (other than such loss or departure that causes a failure to fulfill the condition to closing set forth in Section (c)(iv) of Annex A), (2) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, and (3) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, (ix) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (ix)) (x) any matter referred to in the Company Schedule of Exceptions, unless otherwise provided therein, (xi) any Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the Transactions contemplated hereby, unless the Proceeding causes a failure to fulfill the condition to closing set forth in Section 7.1(c), (xii) any deterioration in the business, results of operations, financial condition, liquidity, stockholders’ equity or prospects of the Company or its Subsidiaries substantially resulting from circumstances or conditions existing as of the date of this Agreement that were generally publicly known as of the date of this Agreement or that were previously disclosed to Parent in writing or in the SEC Reports, or (xiii) changes resulting from any action or omission taken with the prior written consent of Merger Sub and Parent, or as otherwise expressly permitted or required by this Agreement, or any action otherwise taken by Merger Sub, Parent or any of its Affiliates; provided, however, that any matter in subsection (iii), (vi) or (vii) that disproportionately materially adversely affects the Company compared with other companies operating in the industries in which the Company operates shall not be an Excluded Matter.

“Execution Date” has the meaning set forth at the beginning of this Agreement.

“Expiration Date” has the meaning set forth in Section 2.1(c).

“Fairness Opinion” has the meaning set forth in Section 4.22 of this Agreement.

“Final Purchase Date” has the meaning set forth in Section 3.7(b) of this Agreement.

“Future SEC Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States and/or foreign, federal, state, provincial, local or other Governmental Entity of any kind or nature, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

“Hazardous Substances” means all materials, substances and wastes defined by or as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including petroleum and any fraction thereof, asbestos, lead and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(b) of this Agreement.

“Intellectual Property” has the meaning set forth in Section 4.12(a) of this Agreement.

“Knowledge” means, with respect to the Company, the actual knowledge of the current executive officers and members of the Board of Directors of the Company. “Knowledge” means, with respect to Parent or Merger Sub, the actual knowledge of the Parent’s Chief Executive Officer, Chief Financial Officer and Vice President, Corporate Development.

“Law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the Court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

“Liens” means any pledges, rights of first refusal, options, liens, encumbrances, mortgages, claims, security interests or charge of any kind.

“Losses” has the meaning set forth in Section 6.7(b) of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.14(a) of this Agreement.

“Merger” has such meaning as set forth in Recitals hereof.

“Merging Corporations” means Merger Sub and the Company, collectively.

“Merger Consideration” has the meaning set forth in Section 3.6(c) of this Agreement.

“Merger Sub” has the meaning set forth at the beginning of this Agreement.

“Minimum Condition” has the meaning set forth in Annex A to this Agreement.

“Multiemployer Pension Plans” has the meaning set forth in Section 4.11(b) of this Agreement.

“New Benefit Plans” has the meaning set forth in Section 6.8 of this Agreement.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Offer Documents” has the meaning set forth in Section 2.1(e) of this Agreement.

“Offer to Purchase” has the meaning set forth in Section 2.1(e) of this Agreement.

“Ordinary Course Grants” has the meaning set forth in Section 6.1(c) of this Agreement.

“Ordinary Course Terms” has the meaning set forth in Section 6.1(c) of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(d)(ii) of this Agreement.

“Parent” has the meaning set forth at the beginning of this Agreement.

“Parties” has such meaning as set forth at the beginning of this Agreement.

“Paying Agent” has the meaning set forth in Section 3.10(a) of this Agreement.

“Payment Fund” has such meaning as set forth in Section 3.10(a) of this Agreement.

“Pension Plans” has the meaning set forth in Section 4.11(b) of this Agreement.

“Per Share Amount” has such meaning as set forth in the Recitals of this Agreement.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith and for which the Company has established adequate reserves in its financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (vii) with respect to securities, Liens created as a result of federal or state securities laws, (viii) Liens in favor of the Company or any Subsidiary of the Company securing intercompany borrowing by any Subsidiary of the Company, and (x) Liens set forth on Section 1.1 of the Company Schedule of Exceptions.

“Permits” has the meaning set forth in Section 4.9 of this Agreement.

“Person” means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Piper Jaffray” has the meaning set forth in Section 4.22 of this Agreement.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 4.18 of this Agreement.

“Purchaser Material Adverse Effect” means any effect, circumstance, event or fact that prevents or materially delays the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

“Purchaser Representatives” has the meaning set forth in Section 6.5 of this Agreement.

“Registered Intellectual Property” has the meaning set forth in Section 4.12(a) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 2.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 2.1(e) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in the introductory paragraph of Article IV.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” has the meaning set forth in Section 4.12(a) of this Agreement.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity means.

“Subsidiary Bylaws” has the meaning set forth in Section 4.1(c) of this Agreement.

“Subsidiary Charter” has the meaning set forth in Section 4.1(c) of this Agreement.

“Substantial Customer Contracts” has the meaning set forth in Section 4.21(b) of this Agreement.

“Superior Company Proposal” means any bona fide written offer not solicited by or on behalf of the Company made by a third party that if consummated would result in such third party acquiring, directly or indirectly, at least a majority of the voting power of the Company Common Stock (so long as such third party is obliged to consummate a customary back end merger pursuant to which any remaining holders of Company Common Stock are entitled to receive the same consideration) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole, (i) for consideration that the Company Board determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of Company Common Stock than the Transactions (based on the advice of an independent financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal, this Agreement and any proposal by Parent to amend the terms of this Agreement, (ii) for which financing, to the extent required, is then committed, (iii) for which, in the good faith judgment of the Company Board, no regulatory approvals are required, including antitrust approvals, that would not reasonably be expected to be obtained without undue cost or delay and (iv) that, in the good faith judgment of the Company Board, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

“Superior Proposal Notice” has the meaning set forth in Section 6.10(b)(ii) of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 3.1 of this Agreement.

“Taxes” has the meaning set forth in Section 4.17(g) of this Agreement.

“Tax Returns” has the meaning set forth in Section 4.17(g) of this Agreement.

“Termination Fee” has the meaning set forth in Section 8.3(b)(ii) of this Agreement.

“Top-Up Closing” has the meaning set forth in Section 2.3(c) of this Agreement.

“Top-Up Exercise Notice” has the meaning set forth in Section 2.3(c) of this Agreement.

“Top-Up Option” has the meaning set forth in Section 2.3(a) of this Agreement.

“Top-Up Option Shares” has the meaning set forth in Section 2.3(a) of this Agreement.

“Transactions” has such meaning as set forth in the Recitals of this Agreement.

“Treasury Regulation” means the temporary and final regulations promulgated under the Code.

“Worker Safety Laws” has the meaning set forth in Section 4.20 of this Agreement.

Section 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided that the Company has fulfilled its obligation to provide information to Parent and Merger Sub on a timely basis as contemplated by Section 2.1(e), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof.

(b) The obligation of Merger Sub to accept for payment, purchase and pay for any Company Shares tendered pursuant to the Offer shall be subject to (i) the Minimum Condition and (ii) the other conditions set forth in Annex A hereto. Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to waive any such condition (other than the Minimum Condition), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company no change may be made that (i) decreases the price per Company Share payable in the Offer, (ii) changes the form of consideration payable in the Offer, (iii) reduces the maximum number of Company Shares sought to be purchased in the Offer, (iv) adds to the conditions to the Offer set forth in Annex A hereto, (v) extends the Offer other than as set forth in this Section 2.1, or (vi) modifies or amends any condition to the Offer in any manner materially adverse to the holders of Company Shares.

(c) The Offer initially shall be scheduled to expire twenty (20) Business Days following (and including, if it is a Business Day, the day of) the commencement thereof (the “Expiration Date”, unless extended, in which case any expiration time and date established pursuant to an authorized extension of the Offer in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything herein to the contrary, Merger Sub (i) at the written request of the Company, shall, and Parent shall cause Merger Sub to, from time to time extend the Offer, in increments of no more than ten (10) Business Days each, if at the initial or any subsequent scheduled Expiration Date of the Offer any of the conditions to Merger Sub’s obligation to accept Company Shares for payment shall not be satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement, (ii) shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, or (iii) may extend the Offer one time for up to five (5) Business Days if all of the conditions to Merger Sub’s obligation to accept for payment Company Shares are satisfied or waived, but the number of Company Shares validly tendered and not withdrawn pursuant to the Offer is less than ninety percent (90%) of the then outstanding Company Shares on a fully diluted basis at the otherwise scheduled Expiration Date. Notwithstanding the foregoing, no such extension provided for in this Section 2.1(c) shall extend the Offer beyond the Outside Date. In each of the above cases, Parent shall cause Merger Sub to extend the Offer from time to time in accordance with this Section 2.1(c) for the shortest time periods which it reasonably believes are necessary until consummation of the Offer if the conditions of the Offer shall not have been satisfied or waived, so long as this Agreement shall not have been terminated in accordance with Article VIII hereof.

(d) The Per Share Amount shall, subject to applicable withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Merger Sub shall pay for all Company Shares validly tendered and not withdrawn promptly following the acceptance of Company Shares for payment pursuant to the Offer. If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Company Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Merger Sub that such taxes either have been paid or are not applicable.

(e) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Merger Sub shall use its reasonable best efforts to cause the Offer Documents to be disseminated to holders of Company Shares in all material respects to the extent required by applicable federal securities laws. Parent and Merger Sub shall use their respective reasonable best efforts to cause the Offer Documents to comply in all material respects with the applicable requirements of federal securities laws. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Company Shares, in each case in all material respects as required by applicable federal securities laws. The Company shall promptly furnish to Merger Sub or Parent all information concerning the Company that is required or reasonably requested by Merger Sub or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 2.1(e). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO before it is filed with the SEC. In addition, Parent and Merger Sub agree to provide the Company and its counsel in writing with any comments, whether written or oral, Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.

(f) If, between the date of this Agreement and the date on which any particular Company Share is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, then the Per Share Amount applicable to such Company Share shall be appropriately adjusted.

Section 2.2 Company Action.

(a) The Company hereby consents to and approves the Offer. The Company hereby further consents to the inclusion in the Offer Documents of such approval and of the recommendation of the Company Board described in Section 4.3(b). The Company shall not withdraw or modify such recommendation in any manner adverse to Merger Sub or Parent except as provided in Section 6.10.

(b) Concurrently with the filing of the Schedule TO by Merger Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.10, the recommendation of the Company Board described in Section 4.3(b). The Company shall promptly mail the Schedule 14D-9 to the holders of Company Shares together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities laws. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, in each case in all material respects as required by applicable federal securities laws. Parent or Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments thereto) before it is filed with the SEC. In addition, the Company agrees to provide Parent, Merger and their counsel (i) in writing with any comments, whether written or oral, the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (ii) reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Merger Sub mailing labels containing the names and addresses of all record holders of Company Shares and with security position listings of Company Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Shares. The Company shall promptly furnish or cause to be furnished to Merger Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Company Shares as Parent or Merger Sub may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the Transactions.

Section 2.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase up to that number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Parent or Merger Sub at the time of exercise, shall constitute one Company Share more than ninety percent (90%) of the Company Shares then outstanding (determined on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Per Share Amount. Notwithstanding the foregoing provisions of this Section 2.3(a), the Top-Up Option shall not be exercisable if the aggregate number of (i) Company Shares issuable upon exercise of the Top-Up Option, plus (ii) Company Shares then outstanding, plus (iii) Company Shares issuable upon exercise of all options and other rights to purchase Company Shares, would exceed the number of authorized Company Shares.

(b) Merger Sub may, at its election, exercise the Top-Up Option, in whole, but not in part, at any one time after Merger Sub’s acceptance for payment of Company Shares pursuant to the Offer and prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement.

(c) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the place for the closing of the purchase the Top-Up Option Shares (the “Top-Up Closing”) and a date not earlier than one (1) Business Day nor later than ten (10) Business Days after the date of the Top-Up Exercise Notice for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent or Merger Sub confirming (i) the number of Company Shares then outstanding on a fully diluted basis, and (ii) the number of Top-Up Option Shares and the aggregate purchase price therefor.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement: (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (B) in no event shall the Top-Up Option Shares equal or exceed the percentage of the outstanding Company Common Stock as of the Execution Date that would require stockholder approval under applicable Law or Nasdaq rules; and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Per Share Amount. Payment by Merger Sub of the purchase price for the Top-Up Option Shares may be made by delivery of immediately available funds by wire transfer to an account designated by the Company, a six-month promissory note bearing interest at the six-month LIBOR rate then in effect, or any combination of such wire transfer funds and promissory note. The Parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements, including all federal securities laws.

(e) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 2.3(d), Merger Sub shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in Section 2.3(d).

(f) Certificates evidencing Top-Up Option Shares delivered hereunder shall include legends legally required by applicable securities laws.

Section 2.4 Board of Directors and Committees; Section 14(f).

(a) Promptly upon the purchase by Merger Sub of Company Shares pursuant to the Offer and from time to time thereafter, and subject to the last sentence of this Section 2.4(a), Parent shall be entitled to designate up to such number of directors, rounded to the nearest whole number, constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and the percentage that the number of Company Shares beneficially owned by Parent and Merger Sub bears to the total number of outstanding Company Shares, and the Company shall use all reasonable efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be elected or appointed to the Company Board and to cause Parent’s designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause persons designated by Parent to constitute a majority of each (i) committee of the Company Board, other than any committee of the Company Board, if any, established to take action under this Agreement, (ii) Board of Directors of each Subsidiary of the Company, and (iii) each committee thereof. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that three of the members of the Company Board as of the date hereof shall remain members of the Company Board until the Effective Time. If the number of directors who are members of the Company Board as of the date hereof is reduced below three prior to the Effective Time, the remaining directors who are members of the Company Board as of the date hereof or their designees (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies).

(b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the Parent’s compliance with the final sentence of this Section 2.4(b), the Company shall promptly take all actions, including filing an amendment to the Schedule 14D-9 (and disseminating such amendment to the stockholders of the Company to the extent required by applicable Laws) containing such information with respect to the Company and its officers and directors and Parent’s designees as Section 14(f) and Rule 14f-1 require, in order to fulfill its obligations under this Section 2.4. Parent shall timely supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 2.4 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder or other action adversely affecting the rights of stockholders of the Company (other than Parent or Merger Sub), will require the concurrence of a majority of such directors.

Section 2.5 Short Form Merger.

(a) If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Company Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least ninety percent (90%) of the then outstanding Company Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article III below.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.

Section 3.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver of fulfillment of those conditions) or at such other time and place as Parent and the Company shall agree (the “Closing Date”). On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger), such time being referred to herein as the “Effective Time.”

Section 3.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, as of the Effective Time, all properties, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.4 Certificate of Incorporation; Bylaws.

(a) At and following the Effective Time, the Amended and Restated Articles of Incorporation of the Company attached to the Certificate of Merger filed with the Secretary of State of the State of Delaware shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended.

(b) At and following the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended.

Section 3.5 Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.6 Manner and Basis of Converting Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Merging Corporations:

(a) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any shares of Company Common Stock issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Conversion of Company Common Stock. Each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.6(b) and other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Per Share Amount (the “Merger Consideration”), less any required withholding taxes, upon surrender and exchange of a Certificate. As of the Effective Time, all such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each holder of a certificate representing any such Company Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 3.7 Treatment of Company Options; Company ESPP.

(a) Company Options. The Company shall take all actions necessary to terminate the Company Option Plans effective as of the Effective Time. In addition, the Company and Parent shall take all actions necessary to provide that, effective as of the Effective Time: (a) each outstanding option to buy or receive, as applicable, shares of Company Common Stock granted under the Company Option Plans (a “Company

Option”), with an exercise price equal to or greater than the Per Share Amount, whether or not then exercisable and vested, shall be cancelled; and (b) each outstanding Company Option with an exercise price less than the Per Share Amount shall be converted into an option to purchase shares of Parent common stock equal in value to the Per Share Amount, based on a price per share of the Parent common stock equal to the average closing price therefor over the twenty (20) trading days ending two (2) trading days prior to the Closing, with the same vesting schedule and other terms as provided in such Company Option, and such options shall be assumed by Parent.

(b) Company ESPP. The Company hereby represents and warrants to Parent that it has taken all action with respect to the Company ESPP so that (i) the ending date of the current offering period shall be at least two (2) days prior to the Effective Time (the “Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, (ii) as of the Final Purchase Date the Company ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the Company ESPP and, (iii) notice shall be given to participants in the Company ESPP at least ten (10) days prior to the Final Purchase Date describing the treatment of the Company ESPP pursuant to this Section 3.7(b), and (iv) conditional upon the Closing, the Company ESPP shall terminate effective upon the Effective Time.

Section 3.8 Treatment of Company Warrants. At the Effective Time, (a) each outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”) shall by virtue of the Merger be assumed by Parent subject to the terms of the Company Warrant and (b) each Company Warrant will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Effective Time, except that each Company Warrant will be exercisable for an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time. Promptly following the Effective Time, Parent shall issue to each holder of a Company Warrant a new warrant substantially in the form of the Company Warrant.

Section 3.9 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 3.9, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Company Shares to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to participate in negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

Section 3.10 Exchange Procedures.

(a) Paying Agent. At or prior to the Effective Time, (i) Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Paying Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Company Shares for the Merger Consideration, and (ii) Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, in trust with the Paying Agent for the benefit of the holders of Company Shares, cash in an aggregate amount equal to the product of (x) the number of Company Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 3.6(c) and (y) the Merger Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this Section 3.10(a), Parent shall assume that no holder of Company Shares will perfect their right to appraisal of their Company Shares under the DGCL. Following the Effective Time, the Paying Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event more than three (3) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Certificate or Certificates that immediately prior to the Effective Time represented Company Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, which shall be in a form and contain such other provisions as Parent and the Company may determine necessary, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof to which such holder is entitled under this Agreement. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Company Shares, cash in an amount equal to the product of (i) the number of Company Shares formerly represented by such Certificate and (ii) the Merger Consideration, to be mailed within ten (10) Business Days of receipt of such Certificate. No interest or dividends will be paid or accrued on the Merger Consideration. If the Merger Consideration is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered in the stock transfer records of the Company, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.10(b), each Certificate (other than Certificates representing Dissenting Shares or Company Shares to be canceled pursuant to Section 3.6(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Company Shares formerly evidenced by such Certificate without any interest or dividends thereon. The Payment Fund shall be used as provided herein and shall not be used for any other purpose.

(c) No Further Ownership Rights in Shares. The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Fund. Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the first anniversary of the Effective Time shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article III shall, subject to Section 3.10(e), thereafter look only to the Parent and the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Company Share held by such stockholders. None of Merger Sub, the Company or the Paying Agent shall be liable to a holder of Certificates or any other person in respect of any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, Parent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.6.

(f) Withholding Taxes. The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity. This Section 3.10(f) shall apply, mutatis mutandis, to any amounts payable pursuant to Section 3.7.

(g) Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

Section 3.11 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such Shareholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section of the schedule of exceptions delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Company Schedule of Exceptions”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Schedule of Exceptions shall be deemed to be disclosed with respect to any other section or subsection of the Agreement to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Company’s reports, schedules, forms and registration statements filed with the SEC pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder through the date of this Agreement (other than predictive or forward-looking disclosures in the “Risk Factors” section of such filings and any other disclosures included in such filings that are predictive or forward-looking in nature) (collectively, the “SEC Reports”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Power and Standing.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of the jurisdiction in which it is incorporated, and each has the requisite power and authority to carry on its business as it is now being conducted, except where any failure to be so organized and in good standing or to have such power and authority which would not reasonably be expected to have, when aggregated with all such other failures, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b) The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and By-Laws, as amended (the “Company Bylaws”), filed with the Company’s SEC Reports are complete and correct copies of such documents, and no other such documents are binding upon the Company. The Company Certificate and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Certificate or the Company Bylaws that would have a Company Material Adverse Effect.

(c) Each of the Company’s Subsidiaries has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation, Certificate of Incorporation or Articles of Organization, as the case may be, (collectively, the “Subsidiary Charters”) and its Bylaws (collectively, the “Subsidiary Bylaws”), each as amended to date. The Subsidiary Charters and the Subsidiary Bylaws are in full force and effect. The Company’s Subsidiaries are not in violation of any provision of the applicable Subsidiary Charters or the Subsidiary Bylaws that would have a Company Material Adverse Effect.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) Sixty Million (60,000,000) shares of Company Shares and (ii) Twenty Million (20,000,000) shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”). As of May 23, 2008, there are 40,120,231 shares of Company Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding other than any Company Shares issued after the date hereof pursuant to Company Options outstanding on the date of this Agreement. References in this Agreement to Company Shares shall include, unless the context requires otherwise, the associated preferred share purchase rights (“Company Rights”) issued pursuant to the Rights Agreement dated as of January 25, 2006 by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended prior to the Effective Time (the “Company Rights Agreement”). As of May 28, 2008, there are Company Options to acquire 11,579,961 shares of Company Shares outstanding. As of May 28, 2008, there are Company Warrants to acquire 3,020,000 shares of Company Shares outstanding. Section 4.2(a) of the Company Schedule of Exceptions sets forth, as of the date of this Agreement, a complete and accurate list of the Company Options, the number of shares issuable thereunder and exercise price relating thereto. All of the issued and outstanding shares of Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided by this Agreement and except for the Company Options, there are no subscriptions, options, warrants, calls, stock appreciation rights or other commitments, rights or agreements of any character relating to dividend rights or the purchase, sale, issuance or voting of any security of the Company to which the Company or any Subsidiary of the Company is a party, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive, any shares of Company Shares. There are no bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters in which stockholders of the Company may vote. There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the shares or other equity interests of the Company or any of the Company Subsidiaries.

(b) The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity or voting interests in, all of its Subsidiaries, free and clear of any Liens, other than Liens described in clauses (vii) and (viii) of the definition of Permitted Liens set forth in Section 1.1 hereof, and all of such shares of capital stock or other equity or voting interests are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of the Company Subsidiaries has any outstanding subscriptions, options, warrants, calls, stock appreciation rights or other commitments or agreements of any character calling for the purchase, sale, issuance or voting of any security of any Subsidiary of the Company, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive any security of any Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock of (or other ownership interest in) or any other securities convertible or exchangeable into or exercisable for capital stock of (or ownership interest in) any Person other than the Company Subsidiaries.

Section 4.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it, subject to (if the Merger is not consummated pursuant to Section 253 of the DGCL) obtaining the vote of holders of a majority of the issued and outstanding Company Shares in favor of the approval and adoption of the Agreement prior to the consummation of the Merger in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws subject to creditors’ rights generally and to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of the Board of Directors of the Company duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, duly (i) determined that this Agreement and the Transactions contemplated hereby, including each of the Offer and the Merger, are advisable, fair to, and in the best interests of the holders of Company Shares, (ii) approved and adopted this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable Law, approve and adopt this Agreement and the Transactions.

Section 4.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions and compliance with the provisions hereof, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Company Certificate or Company Bylaws, (ii) any contract or any other note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, Liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the Transactions, except for:

(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(ii) such filings relating to the Proxy Statement, if required;

(iii) such filings relating to the HSR Act;

(iv) such filings relating to NASDAQ; and

(v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Litigation. There is no outstanding claim or other Proceeding pending by or against, or to the Knowledge of the Company threatened in writing by or against the Company or any Subsidiary (including at law or in equity or before or by any Governmental Entity or arbitrator) that is reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Subsidiary is in violation of any order of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any Subsidiary or any of their respective properties or assets, and the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Entity, except where such violation or noncompliance would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there are no SEC inquiries or investigations or internal investigations pending or threatened which would reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 SEC Reports; Undisclosed Liabilities.

(a) The Company has filed all SEC Reports with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to make any such filing would not, individually or in the aggregate, have a Company Material Adverse Effect. The SEC Reports, as amended, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”), (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports, as amended, and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports, as amended, or any Future SEC Report has been, and in the case of any

Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its consolidated Subsidiaries, taken as a whole).

(c) The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008 (the “Balance Sheet Date”) (including the notes thereto included in the SEC Reports, as amended); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iv) under this Agreement; and (v) which are of a nature not required to be reflected in the consolidated financial statements of the Company prepared in accordance with GAAP consistently applied.

(e) None of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any Subsidiary, and, except as set forth in the SEC Reports, as amended, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

(f) The Company has heretofore furnished or made available to Parent and Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to the SEC Reports pursuant to either the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.7 Absence of Certain Changes or Events. Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any effect, event, or change which has had, or could reasonably be expected to have, a Company Material Adverse Effect;

(b) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in the rules and regulations of the SEC or in GAAP;

(c) any material revaluation by the Company or any Subsidiary of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

(d) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(e) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities;

(f) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(g) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

(h) any issuance by the Company or any Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Company Shares pursuant to the exercise of any Options in existence prior to the date hereof;

(i) any material incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

(k) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in any Subsidiary and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

(l) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or any other event, change, circumstance or state of facts that has had or is reasonably likely to have a Company Material Adverse Effect;

(m) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan covering current or former employees, officers or directors of the Company or any Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(n) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any Subsidiary or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business;

(o) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement as of the Balance Sheet Date or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(p) any authorization of, or agreement by the Company or any Subsidiary to take, any of the actions described in this Section 4.7, except as expressly contemplated by this Agreement.

Section 4.8 Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of the Balance Sheet Date or acquired thereafter, free and clear of any Liens, except for (i) Liens for taxes not yet due and payable, and (ii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any Subsidiary as presently conducted. Neither the Company nor any Subsidiary owns any real property. The Company’s and each Subsidiary’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses, except for any failure to be in such condition that could not reasonably be expected to have a Company Material Adverse Effect. All leases pursuant to which the Company or any Subsidiary lease from others material amounts of real property are valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Permits and Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary is in violation of any Law applicable to the Company or any Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Subsidiaries each holds all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals (collectively, “Permits”) of and from all, and has made all material declarations and filings with, Governmental Entity necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets. All of such Permits are valid, and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Employment Issues. As of the date of this Agreement, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, and during the past three years there has not been any such action, (b) to the Knowledge of the Company, no union claims to represent the employees of the Company or any Subsidiary, (c) neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary, (d) none of the employees of the Company or any Subsidiary is represented by any labor organization and the Company does not have any Knowledge of any current union organizing activities among the employees of the Company or any Subsidiary, nor is there a question concerning whether representation exists concerning such employees, (e) the Company and its Subsidiaries are, and for the past three years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (h) no charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any Subsidiary and no such investigation is in progress and (j) there are no complaints, lawsuits or other Proceedings pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any Subsidiary alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary and its present and former officers and employees.

Section 4.11 Employee Benefit Plans.

(a) As of the date of this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any Subsidiary and any individual current or former employee, officer or director of the Company or any Subsidiary with respect to which the annual cash noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) Section 4.11(b) of the Company Schedule of Exceptions contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Subsidiary or with respect to which the Company, to the Knowledge of the Company, has any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) All Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the Knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter. All Pension Plans intended to be qualified plans have been operated in material compliance with the plan documents for such Pension Plans and with the requirements of Section 401(a) and 501(a), respectively, of the Code.

(d) None of the Benefit Plans is, and none of the Company or any Subsidiary has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of its Subsidiaries has incurred any material liability or taken any action, and the Company does not have any Knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any material liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single- employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Neither the Company nor any of its Subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) None of the Company nor any of its Subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

(f) None of the Company or any of its Subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

Section 4.12 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following meanings:

(i) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(iii) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(iv) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (f) all Software; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (i) all databases and data collections and all rights therein throughout the world; (j) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

(v) “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(vi) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

(b) Registered Intellectual Property; Proceedings. Section 4.12(b) of the Company Schedule of Exceptions sets forth (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions currently pending before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property (excluding with respect to the prosecution of any Intellectual Property applications).

(c) Ownership. The Company owns or is properly licensed to use all Intellectual Property used in or necessary to the conduct of its business as presently conducted or as is currently contemplated by the Company to be conducted (as evidenced by the existence of development-stage products). All Company Owned Intellectual Property was entirely created by: (i) employees of the Company within the course and scope of their duties while employed by the Company and who have a duty of assignment to the Company; or (ii) by Persons who have assigned such property to the Company or who created such property under a written work for hire agreement.

(d) Company Products. Section 4.12(d) of the Company Schedule of Exceptions sets forth a list of all material products, software or service offerings of the Company or any of its Subsidiaries that are currently being sold by Company or any of its Subsidiaries (collectively, “Company Products”). Except as set forth in Section 4.12(c) of the Company Schedule of Exceptions, the Company Products consist entirely of (i) Company Owned Intellectual Property or (ii) third party products sold under royalty agreements that are valid and binding, in full force and effect and enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(e) Registration. Each item of Company Registered Intellectual Property (other than such Intellectual Property intentionally abandoned by the Company or which the Company no longer wishes to protect and which is not material to the Company’s business) is subsisting and, to the Knowledge of the Company, valid, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made.

(f) Absence of Liens. Except as set forth on Section 4.12(f) of the Company Schedule of Exceptions, the Company owns and has good and exclusive title to each item of Company Owned Intellectual Property, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice).

(g) Third-Party Development. To the extent a third party, has developed or created for the Company or its Subsidiaries, whether independently or jointly with the Company or any of its Subsidiaries, Intellectual Property that is material to Company’s business, the Company and its Subsidiaries have a written agreement with such third party providing for the assignment of such Intellectual Property to the Company or its Subsidiaries.

(h) Transfers. Neither the Company nor any of its Subsidiaries has transferred ownership of, nor granted any exclusive license with respect to, any material Company Owned Intellectual Property to any third party.

(i) Licenses. Other than (i) “shrink wrap” and similar widely available commercial end-user licenses, and (ii) non-exclusive licenses of company products to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 4.12(i) of the Company Schedule of Exceptions

sets forth a list of all contracts, licenses and agreements currently in effect to which the Company or any of its Subsidiaries is a party (x) with respect to Company Owned Intellectual Property licensed or transferred to any third party, or (y) pursuant to which a third party has licensed or transferred to the Company or any of its Subsidiaries: (1) any Intellectual Property that is material to the Company or any of its Subsidiaries; or (2) any Intellectual Property on an exclusive basis (collectively, “Company License Agreements”). Neither the Company nor, to the Company’s Knowledge, any other Person is in material breach of or default under any Company License Agreement. Each Company License Agreement is now valid and in full force and effect and, except as set forth on Schedule 4.12(i), will not be subject to cancellation as a result of the Transactions.

(j) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted with respect to Company Products does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction where such Company Products are manufactured, used, sold or distributed.

(k) No Notice of Infringement. Neither the Company nor any of its Subsidiaries have received notice from any third party within the last three (3) years (and to the Knowledge of the Company, within the last five (5) years) that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(l) No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any material Company Owned Intellectual Property.

(m) Proprietary Information Agreements. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s material confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all such Employees have executed such an agreement, except where the failure to do so would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

(n) Open Source. Except as set forth in Section 4.12(n) of the Company Schedule of Exceptions, no Company Owned Intellectual Property constitutes open source, public source or freeware Intellectual Property, and is subject to a license that purports to require the distribution of, or access to, the applicable source code.

(o) Disabling Code. To the Knowledge of the Company, all Company Products and Company Owned Intellectual Property (and all parts thereof) are free of any disabling codes or instructions, timer, clock, counter or other limiting design or routing, “back door,” “Trojan horse,” “worm,” “virus” or other software routines or hardware components that in each case permit Third Party access not authorized by Company (pursuant to an applicable license agreement or otherwise) or disablement or erasure not authorized by Company (pursuant to an applicable license agreement or otherwise) of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed (“Contaminants”), except to the extent such Software licensed on a “test” or “trial” basis and except in the case of a virus, that would not be material to the business of Company and its subsidiaries, taken as a whole.

(p) Privacy. The Company has complied with its internal privacy policies in all material respects and, to Company’s Knowledge, with all applicable Legal Requirements with respect to the collection of personally identifiable information, except for which noncompliance that individually or in the aggregate would not result in any liability to the Company and its Subsidiaries, taken as a whole.

(q) Information Technology. The Company has information technology systems reasonably sufficient to operate the business as it is currently conducted. The Company has taken reasonable steps and implemented reasonable procedures to limit the possibility that information technology systems used in connection with the operation of the Company are infected with Contaminants. The Company has taken reasonable steps, including the implementation of a disaster recovery plan to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Company’s information technology systems within the past two (2) years.

Section 4.13 Environmental Matters.

(a) The Company and its Subsidiaries have at all times complied and, to the Company’s Knowledge, are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

(b) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

(c) None of the following exists at any property or facility owned or operated by the Company and its Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance so as to create a “Recognized Environmental Condition” under ASTM 1527-05) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

Section 4.14 Contracts.

(a) The Company Schedule of Exceptions sets forth a list (as of the date of this Agreement) of (i) each contract which is likely to involve payment or receipt of annual consideration of more than $100,000, in the aggregate, over the remaining term of such contract, (ii) all contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such contract or indenture, other than contracts relating to indebtedness other than indebtedness for borrowed money in an amount not in excess of $100,000 in the aggregate for all such contracts, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) standby letter of credit obtained by the Company or any of its Subsidiaries has in an amount in excess of $250,000 and contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Person or entity an amount in excess of $100,000, (vi) contracts or groups of related contracts with the same party or group of parties requiring the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature, (vii) warranty agreements with respect to the Company’s or its Subsidiaries’ services rendered or products sold or leased, other than pursuant to the Company’s standard warranty, (viii) agreements under which the

Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (ix) agreements under which the Company or any of its Subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any of its Subsidiaries’ properties or assets and (x) contracts containing non-compete covenants by or to the Company or any of its Subsidiaries (the items described in clauses (i) through (x) hereof, collectively, the “Material Contracts”). The Company has made available to Parent a correct and complete copy of each Material Contract listed in Section 4.14(a) of the Company Schedule of Exceptions.

(b) Except as disclosed in the Company Schedule of Exceptions, (i) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or Company License Agreement to which it is a party, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect and (ii) to the Company’s Knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All Material Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such Subsidiary, as the case may be, and to the Company’s Knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(c) Except as set forth in the Company Schedule of Exceptions, no Material Contract or Company License Agreement will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except where such termination would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.14(d) of the Company Schedule of Exceptions, there are no contracts or agreements of the Company having terms or conditions which would have a Company Material Adverse Effect or that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent’s ability to conduct the Company’s business after the Effective Time.

Section 4.15 Insurance. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Section 4.15 of the Company Schedule of Exceptions contains (i) an accurate and complete list of all such policies and programs of insurance providing coverage for the Company together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company or any Subsidiary. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its Subsidiaries. No notice of cancellation, termination or reduction in coverage has been received by the Company or any Subsidiary with respect to any policy listed in Section 4.15 of the Company Schedule of Exceptions. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last three (3) years.

Section 4.16 Change of Control. Except as set forth in Section 4.16 of the Company Schedule of Exceptions, the Transactions will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any contract or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The Company Schedule of Exceptions sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any current or former employee, officer or director of the Company or any of its subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

Section 4.17 Taxes.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them.

(c) There are not any pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations, actions, suits, claims or other Proceedings in respect of any material amount of Taxes nor has any deficiency for any material amount of Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code section 162(m), or that are not in compliance with or exempt from Code Section 409A. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(e) All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.

(f) The Company is not a party to or bound by any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature, and neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” described in Section 1.6011-4(b) of the Treasury Regulations promulgated under the Code.

(g) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 4.18 Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting nor the information statement to be sent to such stockholders, as appropriate, if any required (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy

Statement”), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their Representatives for inclusion in any of the foregoing documents or the Offer Documents.

Section 4.19 Related Party Transactions.

(a) No director, officer, partner, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or, with respect to clause (a) of this sentence, to the Knowledge of the Company, its employees) (collectively, “Affiliated Persons”): (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries, (iii) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iv) otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

(b) Except as set forth in Section 4.19(b) of the Company Schedule of Exceptions, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

(c) To the Knowledge of the Company and except as set forth in Section 4.19(c) of the Company Schedule of Exceptions, no Affiliated Person of the Company is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company.

Section 4.20 Worker Safety Laws. Except as set forth in Section 4.20 of the Company Schedule of Exceptions, the properties, assets and operations of the Company, together with its Subsidiaries, are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Knowledge of the Company, there are no past or present conditions, circumstances, activities, practices, incidents, or actions of the Company or any Subsidiary that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws except as set forth in Section 4.20 of the Company Schedule of Exceptions.

Section 4.21 Substantial Customers.

(a) Section 4.21(a) of the Company Schedule of Exceptions lists the 10 largest customers of the Company on the basis of revenues for the 12-month period ending on December 31, 2007.

(b) As of the date hereof, no such customer described in Section 4.21(a) above has (i) ceased or materially reduced its purchases from the Company since the beginning of such 12 month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency. All contracts with the customers required to be set forth on Section 4.21(a) of the Company Schedule of Exceptions (the

“Substantial Customer Contracts”) are valid and in full force and effect except to the extent they have previously expired, or otherwise terminated, in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Substantial Customer Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.22 Opinion of Financial Advisor. The Company received the written opinion of Piper Jaffray & Co. (“Piper Jaffray”) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth herein, the consideration to be received by the holders of Company Shares pursuant to the Merger is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

Section 4.23 Brokers. Other than Piper Jaffray, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with any of the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where any failure does not have a Purchaser Material Adverse Effect. Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where any failure does not have a Purchaser Material Adverse Effect.

Section 5.2 Charter Documents and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except where any failure does not have a Purchaser Material Adverse Effect.

Section 5.3 Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company, and binding effect of this Agreement on the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to creditors’ rights generally and to general principles of equity.

Section 5.4 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained and all filings and obligations described in Section 4.4(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any asset of Parent or any of its Subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any Subsidiary of Parent is entitled under any provision of any contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 5.4(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act, NASDAQ and the rules and regulations thereunder, and filing and recordation of appropriate documents for the Merger as required by the DGCL; and (ii) such other consents, approvals, authorizations, permits, declarations and filings the failure of which to be made or obtained would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.5 Litigation. There is no suit, claim, action, Proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.6 Brokers. Except for Evercore Group L.L.C., no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or Merger Sub.

Section 5.7 Financial Capability. Parent and Merger Sub have and will have as of the Closing sufficient funds available to them to (a) pay the Merger Consideration, (b) make the deposit into the Payment Fund required by Section 3.10 and (c) pay any expenses incurred by Parent and Merger Sub in connection with the Transactions contemplated by this Agreement. Parent and Merger Sub’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding payments under this Agreement.

Section 5.8 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub has not conducted any activities or operations other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions, and activities related thereto, including acquisition of the capital stock of the Company. Merger Sub does not have any Subsidiaries.

Section 5.9 Offer Documents; Proxy Statement; Schedule 14D-9. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Schedule 14D-9 and Proxy Statement, if any, shall not, at the date first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, if any, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 5.10 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.

Section 5.11 Ownership and Affiliation. Neither of Parent and Merger Sub is, nor at any time during the last three years has either of them been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub, and to Parent’s knowledge, the other Affiliates of Parent, beneficially owns any shares of Company Common Stock. Neither Parent nor Merger Sub has entered into any contract with any officer or director of the Company in connection with the Transactions.

Section 5.12 Representations and Warranties. Each of the representations and warranties contained in this Article V will be true and correct as of the Closing Date, except for (A) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and (B) those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Effective Time. Except as expressly permitted herein, set forth in Section 6.1 of the Company Schedule of Exceptions, or required by Law, from the Execution Date through the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall, and cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of its business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it. Without limiting the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Schedule of Exceptions, or required by Law, from the Execution Date through the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction in the ordinary course of business; provided, however, that nothing herein shall be construed as prohibiting the Company from granting Company Options that are Ordinary Course Grants (as defined below);

(b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, other than repurchases of unvested shares at cost or for de minimis consideration in connection with either the termination of the employment relationship with any employee or upon the resignation of any director or consultant, in each case, pursuant to stock option or purchase agreements in effect on the date hereof;

(c) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options, Company Warrants or other rights of the Company existing on the date hereof in accordance with their present terms or granted pursuant to clauses (B) or (C) hereof, (B) grants of stock options to purchase Company Common Stock granted in the ordinary course of business consistent with past practice and on Ordinary Course Terms (as defined below) to new Company employees under the Company Option Plans outstanding on the date hereof, (C) grants of stock options to purchase Company Common Stock granted to existing Company employees (other than to directors and officers), under the Company Option Plans outstanding on the date hereof in the ordinary course of business consistent with past practice in connection with annual compensation reviews or ordinary course promotions and in each case on Ordinary Terms, and (D) subject to Section 3.7(b), issuances of Company Common Stock pursuant to the Company ESPP; provided, however, that the stock option grants pursuant to clause (C) shall not exceed grants of options to acquire 25,000 shares of Company Common Stock to all such individuals in the aggregate (the grants described, and subject to the limitations, in clauses (B) and (C), the “Ordinary Course Grants”, and for purposes of this Section 6.1, “Ordinary Course Terms” shall mean options to purchase Company Common Stock with the following terms (i) a per share exercise price that is no less than the current market price at the time of grant of a share of Company Common Stock and (ii) a vesting schedule no more favorable than one-quarter (1/4) on the one-year anniversary of the date of grant, and one-forty-eighth (1/48) on each monthly anniversary of the date of grant thereafter;

(d) Cause, permit or propose any amendments to the Company Certificate or Company Bylaws;

(e) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) sales of inventory that are in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate to the business of the Company and its Subsidiaries, taken as a whole, (C) perpetual licenses of the Company Products in the ordinary course of business consistent with past practice having no material support, maintenance or service obligations other than those obligations that are terminable by the Company or any of its Subsidiaries upon no more than one year’s notice without liability or financial obligation to the Company or its Subsidiaries or (D) for the provision of the Company Products on a hosted services basis in the ordinary course of business consistent with past practice other than those terminable by the Company or any of its Subsidiaries within no more than one year without liability or financial obligation to the Company or its Subsidiaries;

(f) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, (B) employee loans or advances in the ordinary course of business consistent with past practices or (C) otherwise in the ordinary course of business consistent with past practices;

(g) Except as required by GAAP, as concurred in by its independent auditors, or by a Governmental Entity, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

(h) Make or change any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, file any amended Tax Return or consent to any extension or waiver of any limitation period with respect to Taxes;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets other than in the ordinary course of business consistent with past practice;

(j) Adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(k) Enter into or adopt any, materially amend or terminate any existing, severance plan, agreement or arrangement or enter into or materially amend any Benefit Plan or employment, retention or consulting agreement or other similar agreement or arrangement, other than in the ordinary course of business;

(l) Increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice) or grant any severance or termination pay to, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that nothing herein shall be construed as prohibiting the Company from granting Company Options that are Ordinary Course Grants; provided, further, however, that nothing herein shall limit the Company’s ability to amend Company Employee Plans, Employee Agreements, employment, severance, termination or indemnification agreements to the extent necessary (A) to bring such plans or agreements into compliance with Section 409A of the Code or to secure an exemption from Section 409A of the Code, or (B) to reduce or prevent the imposition on any Employee or other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) of excise taxes pursuant to Section 4999 of the Code with respect to payments or benefits thereunder;

(m) Enter into, amend or terminate any material agreement or contract with any customer, supplier, sales representative, agent or distributor other than in the ordinary course of business;

(n) Grant any exclusive rights with respect to any Company Intellectual Property;

(o) Enter into, or renew, any contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, which is material to the business of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company may renew such contracts for a period of one year or less on the same terms in place prior to the date of this Agreement so long as none of Parent nor any of its Subsidiaries (other than, following the Closing, the Surviving Corporation or any of its Subsidiaries) are, or following the Closing would be subject to, any such non-competition, exclusivity or other restrictions provided therein;

(p) Pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice that would not otherwise have a Company Material Adverse Effect on the Company; or

(q) Authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Stockholders’ Meeting.

(a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the expiration of the Offer (provided, however, that the Minimum Condition has been satisfied), in accordance with applicable Law and the Company Certificate and Company Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the

“Company Stockholders Meeting”) for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board shall, subject to Section 6.10, (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, and (iii) take all lawful action to solicit such approval from the stockholders of the Company.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the expiration of the Offer (provided, however, that the Minimum Condition has been satisfied), (i) promptly prepare and file with the SEC (but in no event later than thirty (30) days after the date hereof), use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) subject to the terms of Section 6.10, use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (iv) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to such meeting. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable, but in no event later than three (3) Business Days after being asked to comment) prior to the filing thereof with the SEC. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement. Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock with or without exercising its rights under the Top-Up Option, the Parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement.

Section 6.3 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Entity (including such filings as are required under the HSR Act and payment of required filing fees under the HSR Act, which shall be paid by Parent) or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use all commercially reasonable efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party; provided, however, that in no event shall the Company or any Subsidiary of the Company be required to pay prior to the Effective Time a material amount in respect of any fee, penalty or other consideration to any person to obtain any such consent approval or waiver without the consent of Parent, such consent not to be unreasonably withheld. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 6.3, the proper officers and directors of the Surviving Corporation shall take all such necessary action.

Section 6.4 Public Announcements. Prior to the Closing, the Parties will not issue any press release with respect to the Transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such Transactions without the prior written consent of the other party, except as may be required by applicable law or regulation, in which case the party making such disclosure will first provide to the other party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

Section 6.5 Access to Information. From the date of this Agreement until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records and personnel of the Company and each of its Subsidiaries and will cause its Subsidiaries and the Company Representatives to furnish Parent, Merger Sub and the Purchaser Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to, or disclose, information to the extent such access or disclosure would violate any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Company makes no representation or warranty as to the accuracy of any information provided pursuant to this Section 6.5, and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. The information provided pursuant to this Section 6.5 will be used solely for the purpose of effecting the Transactions and each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, treat any such information in accordance with the terms and conditions of that certain Confidentiality Agreement dated February 7, 2008 between the Company and Parent, as amended (the “Confidentiality Agreement”).

Section 6.6 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (a) the occurrence, or non-occurrence, of any event or circumstance, the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects; (b) any failure of Parent, Sub, or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.7 Indemnification of Directors and Officers.

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Certificate and Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Certificate and Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses (including reasonable attorneys’ fees), liabilities or amounts that are paid in settlement of, or otherwise (“Losses”), in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof (a “Claim”) to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, fiduciary or employee of the Company or any of its Subsidiaries or his or her serving at the request of the Company or its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions), in each case to the fullest extent permitted and provided in the Company Certificate and Company Bylaws as in effect at the date hereof and as permitted under the DGCL.

(c) Prior to the Effective Time, (i) the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company’s existing directors’ and officers’ liability policy insurer; or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time the directors and officers who are insured under the Company’s directors’ and officers’ insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is not less favorable taken as a whole than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided further, however, that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.

(d) The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 6.7). This Section 6.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

Section 6.8 Employee Benefit Matters.

(a) From and after the Effective Time, Company Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or their Subsidiaries) covered by such plans at the Effective Time until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Company and its Subsidiaries (the “New Benefit Plans”). Prior to the Effective Time, Parent and the Company shall cooperate in reviewing, evaluating and analyzing Company Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. At such time as any New Benefit Plans are implemented, Parent will, and will cause its Subsidiaries to, with respect to all New Benefit Plans, (i) provide each employee of the Company or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any New Benefit Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company and its Subsidiaries, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time, and (iv) provide benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything to the contrary in this Section 6.8, Parent shall have no obligation to provide any credit for service, co-payments, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided.

(b) If requested by Parent at least seven (7) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the last business day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(c) The foregoing notwithstanding, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits accrued through the Effective Time under Company Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Company Schedule of Exceptions.

Section 6.9 Further Assurances; Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Effective Time, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

Section 6.10 No Solicitation.

(a) Company Takeover Proposal.

(i) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Company Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate knowingly the making of any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal or (iii) make or authorize any statement, recommendation or solicitation in respect of any Company Takeover Proposal (except as permitted by Section 6.10(b)).

(ii) The Company shall, and shall cause each of the Company Subsidiaries and each Company Representative to, (A) immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal and (B) request the prompt return or destruction of all confidential information previously furnished. The Company shall, and shall cause each Company Subsidiary to, enforce (and not release any person from any obligations under) any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party.

(iii) Notwithstanding the foregoing, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company may, in response to a Company Takeover Proposal that the Company Board determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation is or is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company or Company Representatives and that did not otherwise result from a breach or a deemed breach of this Section 6.10(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 6.10(c): (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal pursuant to a confidentiality agreements not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.5), provided that all such information not previously provided to Parent is provided or made available on a substantially concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal.

(b) Change in Recommendation.

(i) Neither the Company nor the Company Board nor any committee thereof shall (A) (1) withdraw or modify, or propose to withdraw or modify the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger or (2) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal (either (1) or (2) being a “Change in Recommendation”) or (B) approve, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) relating to any Company Takeover Proposal.

(ii) Notwithstanding the foregoing, the Company may, to the extent that the Company Board determines after consultation with outside counsel that a failure to do so would be inconsistent with the fiduciary obligations of the Company Board under applicable Laws, (A) make a Change in Recommendation or (B) at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to a Superior Company Proposal that was not solicited by or on behalf of the Company or any Company Subsidiary and did not otherwise result from a breach of Section 6.10(a), terminate this Agreement pursuant to Section 8.1(e) so long as concurrently with or immediately after such termination, the Company Board causes the Company to accept such Superior Company Proposal and enter into an Acquisition Agreement with respect thereto; provided, however, that such determination shall not be made prior to the fifth Business Day following receipt of a Superior Proposal Notice thereafter. A “Superior Proposal Notice” means a written notice to Parent from the Company advising Parent that the Company Board is prepared to make a Change in Recommendation or accept a Superior Company Proposal, specifying the terms and conditions of such

Superior Company Proposal and identifying the person making such Superior Company Proposal (it being understood and agreed that any material amendment to the price or any other material term of such Superior Company Proposal shall require a new Superior Proposal Notice and a new five Business Day period, as provided above). In determining whether to make a Change in Recommendation or to accept a Superior Company Proposal, the Company Board shall give effect to any changes to the terms of this Agreement proposed by Parent following receipt of such written notice.

(c) Company Takeover Proposal Information. The Company shall promptly, but in any event within forty-eight (48) hours, advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry, and (ii) promptly advise Parent of any material amendments to the terms of any such Company Takeover Proposal or inquiry. The Company shall not take any actions whether contractually or otherwise to limit its ability to comply with its obligations hereunder.

Section 6.11 Obligations of Merger Sub. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:

(a) Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

(b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

(c) Parent and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to materially delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the other Transactions or the expiration or termination of any waiting period under applicable Law, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or the other Transactions or increase the risk of not being able to remove any such order on appeal or otherwise.

Section 6.12 Rights Agreements. The Company covenants and agrees that it will not (i) redeem the Company Rights, or (ii) amend the Company Rights Agreement prior to the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective “Affiliates” or “Associates” (as such terms are defined in the Company Rights Agreement) is, by virtue of this Agreement or any action contemplated by this Agreement, an “Acquiring Person” (as such term is defined in the Company Rights Agreement) for purposes of the Company Rights Agreement. The Company shall not adopt a new stockholder rights plan or “poison pill.”

Section 6.13 Fairness Opinion. Promptly following the date of this Agreement, the Company shall deliver a written copy of the Fairness Opinion to Parent.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If required by Law, this Agreement shall have been duly approved by the requisite vote of the stockholders of the Company in accordance with applicable Law and the Company Charter and Company Bylaws.

(b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity that are necessary to effect the Merger or any of the Transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

(c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the Transactions contemplated hereby illegal.

(d) Offer. Merger Sub shall have purchased all Company Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Merger Sub if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Company Shares validly tendered and not withdrawn pursuant to the Offer, notwithstanding the satisfaction or waiver by Merger Sub of all of the conditions to the Offer set forth in Annex A attached hereto.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any requisite approval of the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any representation or warranty made by the Company in this Agreement shall not be true and correct, or if the Company breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Annex A and (ii) cannot be or has not been cured prior to the Outside Date; provided that Parent shall have given the Company written notice, delivered at least ten (10) Business Days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination;

(c) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to a Purchaser Material Adverse Effect and (ii) cannot be or has not been cured prior to the Outside Date; provided that the Company shall have given Parent written notice, delivered at least ten (10) Business Days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination;

(d) by either Parent or the Company if:

(i) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this subsection (i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, resulted in, or contributed to, such order, decree, ruling or other action; or

(ii) if as the result of the failure of any of the conditions set forth in Annex A to this Agreement, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions) without Merger Sub having purchased any shares of Company Common Stock pursuant to the Offer prior to September 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this subsection (ii) shall not be available to any Party (A) whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of any such condition to have occurred on or prior to the aforesaid date or (B) who has failed to comply in all material respects with any of its covenants or agreements contained in this Agreement, which failure to comply has not been cured;

(e) by the Company, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in accordance with Section 6.10(b); provided, however, that, in order for the termination of this Agreement pursuant to this subparagraph to be effective, the Company shall have complied with all of the provisions of Section 6.10, including the notice provisions therein, and with all applicable requirements of Section 8.3 including payment of the Termination Fee; or

(f) by Parent if the Minimum Condition shall not have been met; provided, however, that the right to terminate this Agreement pursuant to this subsection (f) shall not be available if Parent’s failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of such condition to have occurred on or prior to the aforesaid date.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the last sentence of Section 6.5 and the entirety of this Section 8.2, Section 8.3 and Article IX, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful and material breach of a representation, warranty or covenant contained in this Agreement.

Section 8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.3 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee. In the event that:

(i) This Agreement is terminated by the Company pursuant to Section 8.1(e); or

(ii)(A) the Company has knowledge of a Company Takeover Proposal, (B) a Company Takeover Proposal shall have been made directly to holders of Company Common Stock or (C) any Person has announced an intention (whether or not conditional) to make a Company Takeover Proposal, and thereafter this Agreement is terminated pursuant to Section 8.1(d)(ii), or Section 8.1(f), and within twelve (12) months of such termination the Company either enters into an Acquisition Agreement or consummates a Company Takeover Proposal involving the Person who made the Company Takeover Proposal;

then in the case of (i) or (ii) above, the Company shall promptly, but in no event later than the date of the earliest such event, pay to Parent a fee equal to (A) One Million Five Hundred Thousand Dollars ($1,500,000) plus (B) all reasonable, documented out-of-pocket Parent expenses relating hereto up to, but not to exceed, Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate ((A) and (B) collectively, the “Termination Fee”), payable by wire transfer of same day funds.

(iii) The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to make a payment due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company, the Company shall pay to Parent and Merger Sub their reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the prime rate of Wachovia Bank, N.A. in effect on the date such payment was required to be made.

(iv) In no event shall more than one Termination Fee be payable hereunder.

Section 8.4 Amendment. This Agreement may be modified or amended by the Parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Merger Sub or the Company, or Parent, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no modification or amendment shall be made which by law requires further approval by such stockholders without such further approval; provided, however, that no modification or amendment of this Agreement or of any provision of this Agreement shall be valid or enforceable unless in writing duly executed by each of the Parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the other Parties’ representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the other Parties’ agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party’s right to demand exact compliance with the terms hereof. Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile (but only if followed by transmittal by a nationally recognized overnight carrier for delivery on the next Business Day), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, Merger Sub, or the Surviving Corporation, to:

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, South Carolina 29492

Attention: President

Facsimile No.: (843) 216-3676

with copies to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Donald R. Reynolds, Esq.

Facsimile No.: (919) 781-4000

If to the Company, to:

Kintera, Inc.

9605 Scranton Road, Suite 200

San Diego, California 92121

Attention: President

Facsimile No.: (858) 795-3010

with copies to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: Scott M. Stanton, Esq.

Facsimile No.: (858) 720-5150

Section 9.3 Interpretation; Other Remedies. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. Any references in this Agreement to “herein,” “hereto,” “herewith” or “hereunder” shall be to this Agreement as a whole. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and all exhibits and attachments hereto, including the Company Schedule of Exceptions, the Parent Disclosure Letter and the Confidentiality Agreement (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Sections 3.7, 3.8, 6.7 and 6.8.

Section 9.6 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.6 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.10 Jurisdiction. Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any court within the State of Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 9.11 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered by the Parties in connection herewith or the Transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BLACKBAUD, INC.

By:	/s/ MARC CHARDON
Print Name:	Marc Chardon
Title:	President and Chief Executive Officer

EUCALYPTUS ACQUISITION CORPORATION

By:	/s/ MARC CHARDON
Print Name:	Marc Chardon
Title:	President and Chief Executive Officer

KINTERA, INC.

By:	/s/ RICHARD LABARBERA
Print Name:	Richard LaBarbera
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or pay for any Company Shares tendered pursuant to the Offer, and, subject to Section 2.1, may extend, terminate or amend the Offer in accordance with the Agreement if, the following conditions are not met:

(a) Accuracy of Representations and Warranties and Covenant Compliance

(i) The representations and warranties of the Company contained in the Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the time Merger Sub accepts for purchase the Company Shares validly tendered pursuant to the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect; and

(ii) The Company shall have performed in all material respects all of its obligations required to be performed by it under the Agreement at or prior to the time Merger Sub accepts for purchase the Company Shares validly tendered pursuant to the Offer.

(b) Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the Outside Date, a number of Company Shares which, together with any shares of Company Common Stock Parent or Merger Sub beneficially owns, will constitute at least a majority of the total number of outstanding Company Shares as of the date that Merger Sub accepts the Company Shares for purchase, assuming all options and other rights to purchase shares of Company Common Stock for the Per Share Amount or less have been exercised (the “Minimum Condition”).

(c) Certain Other Conditions

(i) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer or the Merger shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other Governmental Entity that prohibits or makes illegal the completion of the Offer or the Merger;

(ii) There shall not be pending any suit, action or proceeding by any Governmental Entity: (A) seeking to prohibit the completion of the Offer; (B) seeking to prohibit the ownership or operation by the Company or Parent or any of their respective Subsidiaries of any material business or assets of the Company or Parent; or (C) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company;

(iii) Since the date of the Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, has had a Company Material Adverse Effect; and

(iv) At least eighty-five percent (85%) of the Company’s employees as of the date hereof shall still be employed by the Company.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that the

Minimum Condition may not be waived. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2

EXHIBIT A

TENDER AND SUPPORT AGREEMENT

EXHIBIT B

CERTIFICATE OF MERGER

COMPANY SCHEDULE OF EXCEPTIONS